Exhibit 10.23

SERVICE AGREEMENT

This Agreement is made on March 20, 2006 between Transax International Ltd., a corporation organized and existing under the laws of the State of Colorado with its principal place of business located at 8th Floor 5201 Blue Lagoon Drive Miami, FL 33126 hereinafter referred to as “Client” and ROI Group Associates, Inc., with its principal place of business located at 39 Broadway, 24th Floor, New York, NY 10006, hereinafter referred to as “ROI”.

1. RECITALS

Client is provides health information management products and solutions for healthcare providers and health insurance companies worldwide.

ROI agrees to perform investor relations services for the Client under the terms and conditions set forth in this agreement.

2. NATURE OF WORK

ROI will perform services on behalf of the Client as described in the proposal submitted to the client dated January 31, 2006 with the fee structure outlined below.

3. COMPENSATION

12-month engagement, with a minimum guarantee of 4 months and 30 days notice on termination, using a blend of cash and equity as follows:

1)	The cash component of the fee will be a monthly retainer in the amount of:

•	Months 1 - 4:	$7,500 / month
•	Months 5 – 12:	$8,500 / month

Payment is due on, or before, the first of each month of service. The first month is due on the signing of the service agreement.

2)	Common Stock & Warrants:

We will commit in our written service agreement not to sell the shares as long as we represent the Company.

•	900,000 shares of common stock restricted for one year.
▪	600,000 vested upon signing of this agreement
▪	300,000 vested on fourth month of this agreement

•	1,000,000 warrants expiring 1/31/2009 with a strike price of $0.20 per share.
•	1,000,000 warrants expiring 1/31/2009 with a strike price of $0.25 per share.

All warrants and shares will be entitled to piggyback registration rights.

39 Broadway, Suite 2410

New York, NY 10006

Phone: (212) 495-0200 Fax: (212) 495-0746

www.roiny.com

3)	If we are called upon to assist in any capital raising efforts, the quantum and structure of compensation is as follows:

a.	Senior or Mezzanine Bank/Commercial Lender Debt
▪	15% of the compensation paid to an intermediary, for Debt placed through an intermediary also receiving a fee;
▪	3% for Debt if placed directly;

b.

Equity, convertible debt (typical bridge Loan or other private placement structured as debt, not supported by assets and intended, in part or in whole, to be converted to equity), or other equity-linked securities

▪	15% of the cash proceeds and warrants paid to an intermediary, if placed through an intermediary also receiving a fee;
▪	10% of cash proceeds and 10% of the warrants included in the placement, if placed directly;

The above schedule of success fees covers any transaction between the Company and any party introduced by ROI Group Associates, Inc., which is concluded within two years from the time of such introduction. The fee is payable in cash at the time of the closing.

4. REIMBURSED EXPENSES

The following will be billed monthly and assessed at a rate of 10%:

a.	Travel Expenses (with Client approval)
b.	Printing and commercial reproduction
c.	Mailing and courier services
d.	Other outsourced professional services

5. INVOICES AND PAYMENTS

Invoices for the above expenses will be submitted two weeks prior to each payment due, and payment is due at the offices of ROI on the date specified in Section 3, above. In the event ROI shall be successful in any law suit for damages for breach of this Agreement including but not limited to non-payment of invoices, enforcement of this Agreement, or to enjoin the other party from violating this Agreement, ROI shall be entitled to recover as part of its damages, its reasonable legal costs and expenses for establishing and maintaining any such action.

6. APPROVALS

The Client hereby designates Stephen Walters and David Sasso as its representatives, unless otherwise, notified in writing. All material produced by ROI shall be approved in writing by this representative. All work so approved shall be considered to have been accepted by the Client. Further changes in accepted material will be charged to the Client as Additional Work (see Section 8).

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39 Broadway, Suite 2410

New York, NY 10006

Phone: (212) 495-0200 Fax: (212) 495-0746

www.ROINY.com

7. TERM

The term of this Agreement shall commence on the date signed below and extend until twelve months from such date. The agreement will be for an initial period of twelve months, and unless terminated 30 days prior to the end of this period, in writing, it will continue with a 90-day written notice of cancellation in effect. However, the Company may, at its option, terminate this agreement anytime prior to 90 days from inception, under which circumstances the final 300K shares covered under this agreement would be forfeited by ROI. If the Company does not terminate within this 4-month period, then the contract shall be in full force and effect for the duration of its term.

8. ADDITIONAL WORK

Any tasks requested by the Client but not included in the proposal dated January 31, 2006 will be considered Additional Work, and will be charged to the Client at the rate of $225 per hour. ROI shall advise the Client before commencing Additional Work and with prior approval of the Client’s representative (See Section 6) such additional work shall become part of this Agreement.

9. WARRANTY

ROI will perform professional services, obtain findings and prepare recommendations in accordance with generally and currently accepted communications consulting principles and practices. This warranty is in lieu of all other warranties either expressed or implied.

10. LIMITATION OF LIABILITY

With regard to the services to be performed by each party pursuant to the terms of this Agreement, neither party shall be liable to one another, or to anyone who may claim any right due to this relationship with the Client, for any acts or omissions in the performance of said services on the part of either party or the agents or employees of either party; except when said acts or omissions of either party are due to its willful misconduct. Accordingly, each party shall hold the other free and harmless from any obligations, costs, claims, judgments, attorney fees and attachments arising from or growing out of the services rendered in connection with this agreement. When such liability shall arise due to the willful misconduct of either party, the limit and all liability or claim for damages, costs of defense or expenses on account of any error, omission or professional negligence to be levied against either party by the other shall not exceed the amount of total fees paid by the Client at that time.

11. CONFIDENTIALITY

ROI acknowledges a duty not to disclose with the Client’s prior approval during or after its terms of appointment any confidential information relating to the Client or Client’s business including that resulting from studies or surveys commissioned and paid for by the Client.

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39 Broadway, Suite 2410

New York, NY 10006

Phone: (212) 495-0200 Fax: (212) 495-0746

www.ROINY.com

The Client in turn acknowledges ROI’s right to use any general information regarding Client products or services which it has gained in the course of its appointment and which is to become publicly available for the purpose of providing services to the Client.

The Client recognizes that ROI may provide consulting services to third parties. However, ROI is bound by confidentiality provisions of this Agreement and ROI may not use the information directly or indirectly for the benefit of third parties.

12. INTELLECTUAL PROPERTY

The copyright in all artwork, copy and other work produced by ROI rests initially with ROI. On payment by the Client of the relevant fees and disbursements owed to ROI, the copyright in any material is automatically deemed to be assigned to the Client unless other arrangements are made in writing.

13. MISCELLANEOUS

Assignment

Neither party to this Agreement may assign or transfer this Agreement, any interest therein or claim there-under without the written approval of the other party.

Governing Law

This Agreement shall be binding on and shall be for the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns and shall be governed by the laws of the State of New York.

Entire Agreement

This Agreement constitutes the entire Agreement about understanding between ROI and the Client and supersedes any and all other Agreements between the parties. No representation or promise, either oral or written, has been made except as specifically set forth herein. Should any part of this Agreement be declared invalid, such invalidity shall not affect the remainder of this Agreement without herein including any portion, which may hereafter be declared invalid.

In witness whereof, the parties have executed this Agreement of the day and year first above written.

ROI Group Associates, Inc.	Transax International, Ltd.

/s/ Robert J. Giordano	/s/ Stephen Walters
Robert J. Giordano	Stephen Walters

President President & Chief Executive Officer

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39 Broadway, Suite 2410

New York, NY 10006

Phone: (212) 495-0200 Fax: (212) 495-0746

www.ROINY.com

PROPOSAL PREPARED FOR:

Transax International

PREPARED BY:

Robert J. Giordano and Andrew Brown

39 Broadway, 24th Floor

New York, NY 10006

Phone: (212) 495-0200 Fax: (212) 495-0746

www.roiny.com

January 31, 2006

Mr. David Sasso

Vice President

Investor Relations & Corporate Communications

Transax International Limited

5201 Blue Lagoon Drive, 8th Floor

Miami, FL 33126

Dear David,

We have enjoyed our recent conversations, and look forward to assisting you in developing an effective communications program with your shareholders. We will work closely with you to dramatically increasing the scope and size of the existing shareholder base. While Transax International has a relatively short history in the public markets, our domain expertise and financial savvy will allow us to add significant value to your efforts as a public company.

Our proposal is structured to dramatically align our interests with those of the Company and its shareholders, as we are to be restricted from trading our stock for the entirety of our engagement. We also have restructured our compensation so that a substantial portion of our compensation is payable in Transax securities. Our proposed compensation is also greatly reduced from our typical engagements due to your presence at the Company, as investor relations expertise with your pedigree is indeed a rare internal find amongst most micro cap companies.

We are confident that our efforts can bolster your efforts to bring the Transax story to the U.S. financial markets. We are prepared to move aggressively forward on this engagement and bring all of ROI’s resources to bear.

As we discussed, we would also look forward to spending time working with Stephen on developing strategic relationships for Transax’s technologies in the United States. Given the varied breadth of potential opportunities, we suggest a meeting to formalize a strategy for our doing so, as well as define an appropriate, success-based compensation scheme.

Once you have had a chance to review the attached proposal, we would welcome an opportunity to discuss it with you.

Sincerely,

/s/ Robert Giordano	/s/ Andrew Brown
Robert Giordano	Andrew Brown

DESCRIPTION OF ACTIVITIES

Corporate Profile

At the appropriate time, we would assist the company in contracting for appropriate research from a paid-for-research firm with an experienced analyst in the Company’s industry. This report will provide investors and interested parties with a concise Company Profile, including the strategic vision for the future. This report would then be part of the Company’s financial information kit, along with press releases, feature story reprints, and pertinent financial data.

PowerPoint

We will review your existing PowerPoint presentation to develop several new presentations that will be specifically designed for use during meetings with the different components of the investment community, for example, retail brokers, fund managers, analysts, bankers, etc., particularly those firms and persons who will be most receptive to investing in micro-cap companies in a similar stage to your Company.

Investor Kit

In addition to the corporate profile, we shall assist Transax International in enhancing its investor kit. We will thereafter fulfill all requests for investor information. The kit will include the Corporate Profile, print versions of the PowerPoint presentation, press releases, feature story reprints and other pertinent financial data.

Press Releases and Conference Calls

We will generally consult with the Company regarding its obligation to issue press releases or host conference calls regarding developing events. This will include advice on the frequency and timing of press releases and conference calls, as well as the drafting, finalization and publishing of press releases and drafts of conference call scripts, finalization of these scripts and the coordinating of the conference calls.

Investor Reports

These reports will be provided to the Company following investor and funding meetings as well as on a monthly basis. Additionally, in order to give the best possible chance for success, we will perform an initial perception survey to be completed after the first month’s activities.

1)

Follow-Up Reports – include feedback from all potential funding sources, brokers, money managers, and institutions that the Company meets through its meetings. We will analyze the feedback and make recommendations as necessary, including recommendations to the PowerPoint, the investor presentation and potential changes in strategy as a result of feedback received.

2)	Monthly Reports – include a review of the activities that ROI Group Associates, Inc. coordinated for the previous month. This report may include but is not limited to, review of the following:

a)	Investor meetings/capital raising effort

b)	Meetings/conference calls with Company management
c)	Conference calls held (including script development, call coordination and moderation)
d)	Press releases distributed
e)	PowerPoint revisions and updates
f)	Corporate Profile revisions and updates
g)	Investor kit creation, maintenance, and distribution
h)	Investor outreach strategies
i)	Competitive research and analysis

Retail Support

In addition to our institutional databases, over the years, we have built up a strong and extensive network of retail professionals, with a demonstrated interest in companies with modest stock prices and market capitalizations. We carefully target individuals whom we have built a good working relationship with, or those that, following intensive research, have an interest in drug development companies, and in meeting with Company management to learn more about the organization.

Top producing brokers at quality local and regional investment banking houses, and subsequently national firms will be contacted by ROI to generate interest in the Company. Because of the large size of the brokerage community, we are very selective about these meetings.

Institutional Targeting

Over many years, we have developed a proprietary database of institutional investors that allows us to identify investors by style, market capitalization requirements, risk profile, industry preferences, etc. We have built up an extensive network of institutional professionals with an interest in companies with high growth potential. We will constantly identify appropriate prospects, provide an introduction through Company materials, with the goal of arranging highly targeted meetings for Company management. ROI coordinates all the meeting logistics and an Account Executive is at each meeting, whether it is an individual private meeting or a group presentation.

Investment Banking

If the Company is interested in our doing so, we will aid the Company in developing potential investment banking relationships, as well as introducing the Company to other potential direct funding sources.

Security Analyst Reports

Obtaining sell-side research coverage is a long-term goal, with our initial focus being to introduce the Company to potential sources of such coverage, primarily with analysts at regional and boutique firms, which have significant retail distribution channels and a demonstrated interest in micro-cap companies.

Conference Participation

We will actively assess opportunities for the Company to present at industry and investment conferences to determine the appropriate presentation platforms for your participation. Strong conferences can be a terrifc source of exporsure, as it gives Company management efficient exposure to a large number of professional investors.

First Line of Comunication

For many of our clients, we become the initial point of contact for investors, providing both materials and information to interested parties. This eliminates a major burden so that the Company’s management can concentrate on running its business. We intend, with your approval, to assume this very important role on behalf of Transax International.

Value Added Services

1)	Full and Timely Disclosure Releases

ROI is well informed regarding the SEC regulations, including Sarbanes-Oxley, Regulation FD, and The Private Securities Reform Act of 1995, concerning full and timely disclosures. We utilize Business Wire, PR NewsWire, Dow Jones News Services, Bloomberg News Service, and Reuters News Services to disseminate client information to all media and brokerage offices across the country.

2)	List Maintenance (Development and Analysis)

ROI will prepare, maintain and review the Transax International mailing, fax and e-mail lists of current and potential investors.

* * *

PLAN OF MONTHLY ACTIVITIES

FEBRUARY, 2006 THROUGH JANUARY, 2007

o

Target, schedule and coordinate three to four days of meetings, on a monthly basis, including private meetings, small group settings and any other appropriate venues. Locations to be targeted for meetings may include, but not be limited to:

•	New York City and Metro New York area, including New Jersey, Long Island, Westchester and Connecticut;
•	Tampa/St.Petersburg and the South Florida areas, including Boca Raton/West Palm Beach, Ft. Lauderdale and Miami;
•	Atlanta, Georgia;
•	Boston, Massachusetts;
•	Philadelphia, Pennsylvania;
•	Chicago, Illinois, and surround areas, including parts of Wisconsin;
•	Dallas, Texas;
•	Canada, including Toronto, Montreal and Vancouver;
•	California, including San Francisco, Los Angeles, Newport Beach and San Diego;
•	Seattle, Washington;
•	Portland, Oregon; and
•	Minneapolis, Minnesota;
o	Provide input to and contribute to ongoing revisions of all PowerPoint presentations for broker/fund manager/investor meetings;
o	Maintain and evolve investor relations kit to reflect current Company circumstances;
o	Manage ongoing investor outreach program and information request fulfillment;
o	Generate, as needed, press releases and other investor-related communications;
o	Assist in any capital raising, to the extent we are requested to do so;
o	Report preparation, including feedback from all investor meetings; and
o	Review with Company to assess program results and develop next month’s agenda.

* * *

THE PROPOSED FEE STRUCTURE

We estimate that the combined investor relations efforts described above will take a minimum of 100 - 110 hours, on a monthly basis, for the 15-month retainer period proposed herein. If billed at our hourly rate of $225 per hour, monthly fees would therefore be a minimum of $22,500 to $24,750 during that time.

In the spirit of minimizing fixed costs and heightening the value of performance, we suggest a

12-month engagement using a blend of cash and equity as follows:

1)	The cash component of the fee will be a monthly retainer in the amount of $9,500/month.

Payment is due on, or before, the first of each month of service.

The first month and the last month are due on the signing of the service agreement. The total cash outlay for the first month therefore consists of the first and last month’s fees for a total of $19,000.

2)	Common Stock & Warrants:

We will commit in our written service agreement not to sell the shares as long as we represent the Company.

•	1,000,000 shares of common stock restricted for one year.
•	2,000,000 warrants expiring 1/31/2011 with a strike price of $0.12 per share.

All warrants and shares will be entitled to piggyback registration rights.

3)	If we are called upon to assist in any capital raising efforts, the quantum and structure of compensation is as follows:

a.	Senior or Mezzanine Bank/Commercial Lender Debt
▪	1 ½ % for Debt if placed through an intermediary also receiving a fee;
▪	3 % for Debt if placed directly;

b.

Equity, convertible debt (typical bridge Loan or other private placement structured as debt, not supported by assets and intended, in part or in whole, to be converted to equity), or other equity-linked securities

▪	5% of cash proceeds and 5% of the warrants included in the placement, if placed through an intermediary also receiving a fee;
▪	10% of cash proceeds and 10% of the warrants included in the placement, if placed directly;

The above schedule of success fees covers any transaction between the Company and any party introduced by ROI Group Associates, Inc., which is concluded within two years from the time of such introduction. The fee is payable in cash at the time of the closing.